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Exhibit 5.1

August 31, 2005

Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170

Re:
Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Gramercy Capital Corp., a Maryland corporation (the "Company") in connection with a registration statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to possible offerings from time to time by certain stockholders of the Company (the "Selling Stockholders") of up to 6,000,000 shares of common stock beneficially owned by such Selling Stockholders (the "Shares"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

        In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions of the Board of Directors of the Company, in the name of the Company, certified by an officer of the Company on the date hereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate and trust records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors and employees of, and accountants for, the Company.

        Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

        The opinion set forth in this letter relates only to the Maryland General Corporation Law ("MGCL"). We draw to your attention that the members of our firm are not admitted to practice law in the State of Maryland. We express no opinion (a) as to the enforceability of forum selection clauses in the federal courts or (b) with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

        This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

        We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

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  Exhibit 5.1